Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

August 13, 2015

BG Medicine, Inc.

303 Wyman Street, Suite 300

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as legal counsel to BG Medicine, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated August 13, 2015 (the “Prospectus Supplement”), to a Registration Statement (No. 333-204307) on Form S-3 (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of an aggregate of 2,315,654 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), 184,346 pre-funded Common Stock warrants (the “Pre-Funded Warrants”) exercisable for an aggregate of 184,346 shares of Common Stock (the “Pre-Funded Warrant Shares”) and Common Stock purchase warrants (the “Traditional Warrants” and collectively with the Pre-Funded Warrants, the “Warrants”) to purchase an aggregate of 1,250,000 shares of Common Stock (the “Traditional Warrant Shares” and collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”), pursuant to an Underwriting Agreement dated August 13, 2015 between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”). The Underwriting Agreement is being filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and Restated Bylaws, each as currently in effect, the Registration Statement and the exhibits thereto, the Prospectus Supplement, the Underwriting Agreement, the Pre-Funded Warrants, the Warrants and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares or the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction. With regard to the Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Common Stock are authorized and available for issuance.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and sold in accordance with the Underwriting Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants, when issued and delivered by the Company in accordance with the Underwriting Agreement and the Prospectus Supplement, will constitute binding obligations of the Company in accordance with their terms, (iii) the Warrants, when issued and delivered by the Company in accordance with the Underwriting Agreement and the Prospectus Supplement, will constitute binding obligations of the Company in accordance with their terms, and (iv) the Warrant Shares, when issued and sold against payment therefor in accordance with the Pre-Funded Warrants and the Traditional Warrants, as applicable, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.